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                            EXHIBIT 5

                          July 31, 2000


Board of Directors
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois  62526


           In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Archer-Daniels-Midland Company, a Delaware corporation (the "Company"), offered and to be offered pursuant to the ADM 401(k) Plan for Salaried Employees and the ADM 401(k) Plan for Hourly Employees (collectively, the "Plans"), I have examined the Company's Restated Certificate of Incorporation, as amended, its Bylaws, as amended, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

           1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

           2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plans.

           3. The shares which may be issued pursuant to the Plans will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

           4. All necessary corporate action has been taken by the Company to adopt the Plans, and the Plans are validly existing plans of the Company.

           I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ David J. Smith

                                   David J. Smith
                                    Vice President, Secretary and
General Counsel
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